Exhibit 99.1

FOR IMMEDIATE RELEASE

APRIL 19, 2011

Contact:                                 Jill McMillan, Director, Public & Industry Affairs

Phone: (214) 721-9271

Jill.McMillan@CrosstexEnergy.com

CROSSTEX DECLARES INCREASE IN

QUARTERLY DISTRIBUTION AND DIVIDEND

DALLAS, April 19, 2011 — The Crosstex Energy companies today announced the declaration of the quarterly distribution for Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and the quarterly dividend for Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) from the first quarter of 2011:

•      The quarterly distribution on the Partnership’s common and preferred units will be $0.29 per unit payable May 13 to unitholders of record May 2.

•      The quarterly dividend on the Corporation’s common stock will be $0.09 per share payable May 13 to stockholders of record May 2.

These amounts represent an increase from the prior quarter of approximately 12 percent each in the distribution from the Partnership and the dividend of the Corporation.

About the Crosstex Energy Companies

Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,300 miles of pipeline, nine processing plants and three fractionators. The Partnership currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.

Crosstex Energy, Inc. owns the two percent general partner interest, a 25 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

This press release contains “forward-looking statements” within the meaning of the Federal securities laws. All statements other than statements of historical facts included herein constitute forward-looking statements. Although the companies believe that the expectations reflected in the forward-looking statements are reasonable, they can give no assurance that such expectations will prove to be correct.

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